EXHIBIT 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2014 RESULTS

HOUSTON (July 24, 2014) -- Noble Energy, Inc. (NYSE: NBL) announced today second quarter 2014 net income of $192 million, or $0.52 per diluted share on total revenues of $1.4 billion. Excluding the impact of certain items, which would typically not be considered by analysts in published earnings estimates, second quarter 2014 adjusted income(1) was $318 million, or $0.87 per diluted share. Discretionary cash flow(1) was $887 million and net cash provided by operating activities was $827 million. Capital expenditures for the second quarter of 2014 totaled $1.3 billion.

Key highlights for the second quarter of 2014 include:

•	Delivered record horizontal production of 112 thousand barrels of oil equivalent per day (MBoe/d) from the DJ Basin and Marcellus Shale plays, 56 percent higher than second quarter of last year

•	Increased wet gas type curves 10 percent for wells in the Majorsville area of the Marcellus

•	Shale play

•	Announced plans to form Marcellus midstream MLP

•	Exploration discovery made at the Katmai prospect located in the Gulf of Mexico

•	Acquired interest in 17 exploration lease blocks in the Atwater Valley area of the Gulf of Mexico and spud initial prospect

•	Leviathan resource estimate increased 16 percent to 22 trillion cubic feet equivalent (Tcfe) of natural gas

•	Signed two regional export letters of intent for natural gas sales to LNG facilities in Egypt

•	Closed China asset sale, receiving $186 million in proceeds

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “We continued to make great progress on numerous fronts during the second quarter and find ourselves well-positioned to accelerate our growth profile in the second half of 2014 and into 2015. Our U.S. onshore horizontal programs have set yet another quarterly volume record and new completion techniques are enhancing well performance in both the DJ Basin and Marcellus programs. Our Gulf of Mexico program has built significant momentum with a commercial oil discovery at Katmai, as well as by adding a significant new lease position with attractive and sizeable prospects. In the meantime, development work is rapidly proceeding on prior Gulf discoveries, which will begin to deliver new production in 2015. In West Africa, both Aseng and Alen reached production milestones in the quarter. Finally in the Eastern Mediterranean, we have announced letters of intent with two new customers for over 1.1 Bcf/d that support the expansion at Tamar and first phase of Leviathan development. I am excited about the progress we are making and our outlook for the coming months and years.”

VOLUMES AND PRICES
Second quarter 2014 sales volumes averaged 290 MBoe/d, an increase of 14 percent compared to the second quarter of 2013, after adjusting for divested assets. Total liquid sales were up 18 percent. U.S. sales volumes comprised 57 percent of the total and the remaining 43 percent came from International operations. U.S. volumes increased 25 percent, after adjusting for divested assets, driven by the continued horizontal development of the Marcellus Shale and DJ Basin plays. Internationally, volumes were up slightly as Alen volumes in Equatorial Guinea, which started up in the third quarter of last year, more than offset natural declines at Aseng.

Global crude oil and condensate prices averaged $102.53 per barrel for the second quarter of 2014. Natural gas realizations averaged $4.24 per thousand cubic feet (Mcf) in the U.S. and $5.57 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged 34 percent of the average West Texas Intermediate crude oil price for the quarter.

EXPENSES
Second quarter 2014 total production costs, including lease operating expense (LOE), production and ad valorem taxes, and transportation and gathering averaged $9.40 per barrel of oil equivalent (Boe). LOE and depreciation, depletion and amortization (DD&A) per Boe were $5.84 and $15.65, respectively. Exploration expense for the quarter was $59 million, which had no substantial dry hole costs or seismic expenditures. General and administrative expenses reflected an increase in staffing for major development and exploration activities.

Included in the adjustments to net income for the second quarter of 2014 were gains associated with non-core property sales, impairments to reflect the updated estimate of abandonment cost on non-producing properties and a non-cash commodity derivative loss. The effective tax rate on adjusted earnings for the quarter was 22 percent and the deferred portion of taxes on adjusted earnings was 63 percent.

OPERATIONS UPDATE
In the DJ Basin, sales volumes averaged 98 MBoe/d for the second quarter of 2014. Horizontal production averaged 70 MBoe/d, a quarterly record and up 33 percent compared to the same quarter last year. Production volumes for the quarter were lower than expected due to the Company’s decision to upgrade facilities for over 60 wells, third-party processing plant downtime and related higher line pressures in certain areas of the field, as well as longer drilling lead times associated with extended reach lateral wells and larger pads. Drilling activity in the quarter included 80 operated wells of which 53 wells had standard length laterals and 27 wells were extended reach. Well completions totaled 66, while 85 wells were brought online.

Underlying well performance of the base program remains strong for both standard and extended length laterals, consistent with associated type curves. Downspacing and new completion techniques were also evaluated in the quarter. The Loeffler pad, the Company’s initial downspacing test, continued to track above the type curve for the area. On the recently finished Peppler/Peaks pad, located in the Core IDP, a plug-n-perf completion design was employed in place of the traditional sliding sleeves design on two of the three wells. Initial 60-day results from the plug-n-pref design are showing more than 50 percent improvement versus the sliding sleeves completion. Additional testing is planned in the second half of the year. At the AA21 econode, including 12 wells in the Wells Ranch IDP, the Company tested multiple completions techniques and is using downhole measurement equipment to capture specific stage level recovery data. The pad has been on line for 30 days and all of the wells are exceeding expectations. The Company is operating 10 drilling rigs across the basin, primarily focused in the Wells Ranch and East Pony IDPs.

In the Marcellus Shale, volumes averaged a record 249 million cubic feet of natural gas equivalent per day (MMcfe/d) for the second quarter, a 120 percent increase versus the same quarter of last year. Gross production from the Joint Venture surpassed 650 MMcfe/d, up from the 70 MMcfe/d when it was formed three years ago. In the quarter, 24 operated wells were drilled averaging over 7,200 lateral feet and 12 operated wells initiated production.

Based on encouraging production performance in Majorsville, type curves for wells with standard completion designs were raised by 10 percent to a projected recovery of 10 Bcfe for a 7,000 foot lateral length well. The WFN6 pad in the Majorsville area came online in the quarter and had a 30-day rate of over 65 MMcfe/d from eight wells averaging over 6,100 lateral feet. Over the last 60 days of production the pad has tracked 50 percent above type curves for that area. Two of the wells were completed using enhanced completion techniques and experienced production rates 15 to 30 percent above standard completions on the same pad.

Joint Venture partner, CONSOL Energy, drilled 24 wells and brought online 23 wells from a number of pads. In addition, 6 recompletions were performed in the Greenhill area of Greene County PA. Two of the wells were turned to production at initial rates over 4 MMcf/d each, a substantial increase from the

200 to 400 Mcf/d the wells were producing prior to the recompletion. Combined, the Joint Venture partners are operating 10 horizontal rigs split between the wet and dry gas portions of the acreage.

In the Gulf of Mexico, production for the second quarter averaged 19 MBoe/d, which was comprised of nearly 88 percent liquids. Galapagos and Swordfish reported another quarter of strong field performance. The Katmai prospect has already encountered over 115 feet of net oil pay in the secondary targets and continues to drill towards the main objective. An extension well at Dantzler is underway and expected to be at total depth in the third quarter. This well is designed to test an adjacent fault block and better define the scope of the field’s development. Seventeen exploration lease blocks located in the Atwater Valley area were added to the Company’s inventory through a farm-in. The initial well exploration prospect on these blocks, Bright, is drilling, targeting multiple Miocene reservoirs. It is anticipated to be at total depth during the third quarter.

In West Africa, product sales averaged 82 MBoe/d in the quarter. Aseng reached a milestone of 50 million gross barrels of oil produced and continues to perform above expectations at rates of 40 MBbl/d. Alen has been online for a full year now and production has grown to a record 30 MBbl/d gross following recent facility enhancements. Additional workover activities are underway, including a sidetrack of one well, which is expected to further increase production by the end of the year.

In the Eastern Mediterranean, Israel sales volumes for the second quarter of 2014 averaged 220 MMcfe/d. Natural gas demand was generally within seasonal norms, but impacted by a late start to the summer cooling period. Tamar continued to have exceptional uptime performance reporting less than 30 minutes of downtime in the quarter. The onshore compression project at Ashdod, which will expand the deliverability of Tamar by 200 MMcf/d gross, is over 60 percent complete with all major equipment installed. Two letters of intent to sell natural gas to regional customers were signed during the quarter, one involving Tamar for 440 MMcf/d gross and another related to Leviathan for 700 MMcf/d gross. Total gross resources for Leviathan were increased to 22 Tcfe from 19 Tcfe, as a result of continued evaluation work by the Company and a third-party engineering firm. Progress continues to be made on the first phase of Leviathan with the receipt of approval by the National Planning Committee of a site permit for a northern gas delivery point.

UPDATED GUIDANCE
Volumes for third quarter 2014 are anticipated to be between 290 and 305 MBoe/d and the fourth quarter volumes to range from 310 to 330 MBoe/d. These second half estimates are lower than earlier expectations primarily due to more conservative assumptions in the DJ Basin for infrastructure capacity and timing of well tie-ins. Infrastructure capacity constraints are related to higher than expected third-party midstream downtime, high field line pressures and the carryover impacts from facility enhancements. Included in the third quarter estimate is a 12 MBbl/d oil reduction versus the second quarter attributable to a significant underlifting in Equatorial Guinea, as well as the China asset sale. The third quarter estimate also included a reduced assumption for natural gas sales in Israel as a result of the ongoing conflict.

Detailed guidance is available in the supplemental information for the conference call.

(1)	A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-339-3482 and 719-325-2282.The pass code number is 3281759. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves; however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "resource estimates”, “10 Bcfe for 7,000 foot lateral length” and “total gross resources”. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com.

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PR 632                                                 07/24/2014

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	Per Diluted Share	2013	Per Diluted Share	2014	Per Diluted Share	2013	Per Diluted Share
Net Income	$192	$0.52	$377	$1.04	$392	$1.07	$639	$1.76
(Gain) loss on commodity derivatives, net of cash settlements [1]	187	0.52	(159)	(0.44)	228	0.62	(80)	(0.21)
Asset impairments [2]	34	0.09	—	—	131	0.36	—	—
(Gain) on divestitures [3]	(44)	(0.12)	(17)	(0.05)	(42)	(0.12)	(67)	(0.19)
Other adjustments	(1)	—	10	0.03	—	—	(3)	(0.01)
Total adjustments before tax	176	0.49	(166)	(0.46)	317	0.86	(150)	(0.41)
Income tax effect of adjustments [4]	(50)	(0.14)	39	0.11	(93)	(0.24)	22	0.06
Adjusted Income	$318	$0.87	$250	$0.69	$616	$1.69	$511	$1.41
Weighted average number of shares outstanding
Diluted	366		363		365		362

NOTE:
Adjusted income should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations.

All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

[1]
Many factors impact our gain or loss on commodity derivatives, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future volumes; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivatives, net of cash settlements recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount for 2014 primarily represents impairment related to the North Sea recorded in the first quarter and non-producing properties in the second quarter.

[3]	During 2014 and 2013 we sold certain non-core onshore U.S. properties and our China assets.

[4]	The income tax effect of adjustments are determined for each major tax jurisdiction for each adjusting item.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Crude oil and condensate	$971	$817	$1,899	$1,667
Natural gas	297	253	622	432
Natural gas liquids	70	42	144	97
Income from equity method investees	45	37	97	96
Total revenues	1,383	1,149	2,762	2,292
Operating Expenses
Lease operating expense	154	140	299	257
Production and ad valorem taxes	53	43	102	86
Transportation and gathering expense	41	27	80	55
Exploration expense	59	90	133	151
Depreciation, depletion and amortization	413	368	837	734
General and administrative	127	104	266	216
(Gain) loss on divestitures	(44)	4	(42)	(12)
Asset impairments	34	—	131	—
Other operating expense, net	17	12	23	20
Total operating expenses	854	788	1,829	1,507
Operating Income	529	361	933	785
Other (Income) Expense
(Gain) loss on commodity derivative instruments	236	(161)	311	(89)
Interest, net of amount capitalized	52	33	99	58
Other non-operating (income) expense, net	8	3	13	12
Total other (income) expense	296	(125)	423	(19)
Income from Continuing Operations Before Income Taxes	233	486	510	804
Income Tax Provision	41	128	118	214
Income from Continuing Operations	192	358	392	590
Discontinued Operations, Net of Tax	—	19	—	49
Net Income	$192	$377	$392	$639
Earnings Per Share [1]
Basic
Income from continuing operations	$0.53	$1.00	$1.09	$1.64
Discontinued operations, net of tax	—	0.05	—	0.14
Net Income	$0.53	$1.05	$1.09	$1.78
Diluted
Income from continuing operations	$0.52	$0.99	$1.07	$1.63
Discontinued operations, net of tax	—	0.05	—	0.13
Net Income	$0.52	$1.04	$1.07	$1.76
Weighted average number of shares outstanding [1]
Basic	361	359	361	358
Diluted	366	363	365	362

[1]	All per share and shares outstanding amounts have been retroactively adjusted for the two-for-one stock split, which was distributed on May 28, 2013 to shareholders of record as of May 14, 2013.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	65	58	65	60
Equatorial Guinea	34	31	34	29
Other International	5	4	5	4
Total consolidated operations	104	93	104	93
Equity method investee	2	1	2	2
Total sales volumes	106	94	106	95
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$99.39	$94.29	$98.22	$95.02
Equatorial Guinea	108.08	101.44	106.92	106.20
Other International	104.70	97.92	104.48	103.66
Consolidated average realized prices	$102.53	$96.84	$101.39	$98.87
Natural Gas Sales Volumes (MMcf/d)
United States	469	404	476	406
Equatorial Guinea	248	252	245	249
Israel	218	220	218	166
Total sales volumes	935	876	939	821
Natural Gas Realized Prices ($/Mcf)
United States	$4.24	$4.04	$4.52	$3.68
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.57	4.92	5.59	5.00
Consolidated average realized prices	$3.50	$3.18	$3.66	$2.91
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	22	15	20	15
Equity method investee	6	5	6	6
Total sales volumes	28	20	26	21
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$34.66	$30.05	$39.10	$34.63
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	166	140	165	143
Equatorial Guinea	75	73	74	70
Israel	37	37	37	28
Other International	5	4	5	4
Total consolidated operations	283	254	281	245
Equity method investee	7	6	7	8
Total barrels of oil equivalent from continuing operations	290	260	288	253
Total barrels of oil equivalent from discontinued operations	—	2	—	1
Total barrels of oil equivalent	290	262	288	254

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$958	$1,117
Accounts receivable, net	1,004	947
Other current assets	312	547
Total current assets	2,274	2,611
Net property, plant and equipment	16,976	15,725
Goodwill	621	627
Other noncurrent assets	704	679
Total Assets	$20,575	$19,642
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,369	$1,354
Other current liabilities	866	988
Total current liabilities	2,235	2,342
Long-term debt	5,160	4,566
Deferred income taxes	2,483	2,441
Other noncurrent liabilities	1,143	1,109
Total Liabilities	11,021	10,458
Total Shareholders’ Equity	9,554	9,184
Total Liabilities and Shareholders’ Equity	$20,575	$19,642

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted Income [1]	$318	$250	$616	$511
Adjustments to reconcile adjusted income to discretionary cash flow:
Depreciation, depletion and amortization	412	368	837	736
Exploration expense	59	90	133	151
(Income)/Dividends from equity method investments, net	10	17	(3)	(18)
Deferred compensation expense	8	3	12	14
Deferred income taxes	58	17	117	88
Stock-based compensation expense	22	20	45	38
Other	—	—	—	3
Discretionary Cash Flow	$887	$765	$1,757	$1,523
Reconciliation to Operating Cash Flows
Net changes in working capital	(13)	(159)	105	(168)
Cash exploration costs	(47)	(60)	(107)	(114)
Current tax benefit of earnings adjustments	—	—	—	(5)
Other adjustments	—	(7)	2	8
Net Cash Provided by Operating Activities	$827	$539	$1,757	$1,244

Capital expenditures (accrual based)	$1,272	$1,135	$2,223	$2,040
Increase in capital lease obligations [2]	16	31	21	36
Total Capital Expenditures (Accrual Based)	$1,288	$1,166	$2,244	$2,076

NOTE:
The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Income.

[2]	Increase in capital lease obligations represents estimated construction in progress to date on US operating assets and corporate buildings.